Exhibit 99.1

Infinera Corporation Announces Notification of Delinquency with Nasdaq

SAN JOSE, Calif., November 16, 2023 - Infinera (NASDAQ: INFN) announced today that it received a delinquency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on November 10, 2023 (the "Notice"). The Notice indicated that Infinera was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of its failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Form 10-Q”), as described more fully in Infinera's Form 12b-25 Notification of Late Filing filed with the Securities and Exchange Commission (the "SEC") on November 8, 2023. The Listing Rule requires listed companies to timely file all required periodic financial reports with the SEC.
Nasdaq has informed Infinera that it must submit a plan of compliance (the “Plan”) by January 9, 2024 addressing how it intends to regain compliance with Nasdaq’s listing rules. Infinera will continue to work with its auditors with the objective of filing the Form 10-Q as soon as practicable and will work diligently to submit the Plan promptly and take the necessary steps to regain compliance as soon as practicable.

Contacts:
Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Investors: Amitabh Passi, Head of Investor Relations Tel. +1 (669) 295-1489 apassi@infinera.com
About Infinera
Infinera is a global supplier of innovative open optical networking solutions and advanced optical semiconductors that enable carriers, cloud operators, governments, and enterprises to scale network bandwidth, accelerate service innovation, and automate network operations. Infinera solutions deliver industry-leading economics and performance in long-haul, submarine, data center interconnect, and metro transport applications. To learn more about Infinera, visit www.infinera.com, follow us on X and LinkedIn, and subscribe for updates.
Infinera and the Infinera logo are registered trademarks of Infinera Corporation.
This press release contains forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies and can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Such forward-looking statements in this press release include, but are not limited to, Infinera’s expectations about the timing of completion and filing of the Form 10-Q, statements related to Infinera’s Plan, and timing and actions taken to regain compliance with Nasdaq. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Information about these risks and uncertainties, and other risks and uncertainties that affect Infinera’s business, is contained in the risk factors section and other sections of Infinera’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2023, as filed with the SEC on August 9, 2023, as well as any subsequent reports filed with or furnished to the SEC. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any forward-looking statements contained herein.